NEWS RELEASE                                                   EXHIBIT 20.1

For Release:  Immediate

Contact:      Jean Fargo                       Dave Rai
              Corporate Communications         Investor Relations
              (847) 405-3953                   (847) 405-4103


                     SPS REPORTS 33 PERCENT INCREASE IN
                           FIRST QUARTER PROFITS

RIVERWOODS, IL, April 22, 1998 - SPS Transaction Services, Inc. (NYSE:PAY) today reported net income of $9.9 million or 36 cents per share on a diluted basis for the quarter ended March 31, 1998, a 33 percent increase as compared to 27 cents per share for the same period last year. Net operating revenues for the first quarter were $82.3 million, down nine percent from $90.4 million in 1997.

     "It's been a significant week for us. First, the announcement of our sale agreement with The Associates and now announcing our fourth consecutive quarter with year over year earnings increases. It's a great beginning to 1998," said Robert L. Wieseneck, SPS president and chief executive officer. "For the balance of the year, we will work toward effecting a smooth transition to The Associates and continue our focus on increasing revenues while maintaining our profit margin."

     The company reported a 12 percent increase in electronic transactions processed for the quarter, from 102 million to 114 million. Active commercial accounts at March 31, 1998 were 1,003,000, up five percent from 951,000 a year ago. Due to a change in service to a major client, service minutes processed by the TeleServices business group during the period decreased 27 percent to 12.4 million.

     Total loans outstanding, which represent both owned and securitized credit card loans, declined and were $1.7 billion at March 31, 1998, down from $1.9 billion at the end of last year. Active consumer private label credit card accounts, both owned and managed, decreased 11 percent to 2.9 million, compared to the first quarter in 1997.

     SPS Transaction Services, Inc. is a leading provider of technology outsourcing services including the processing of credit card transactions, private label credit card programs, commercial accounts receivable processing and call center teleservices activities. SPS, a 73.3 percent-owned subsidiary of Morgan Stanley Dean Witter & Co., recently announced the sale of substantially all of its assets to Associates First Capital Corporation. The transaction is expected to close later this year.

                                      ###

                                SPS TRANSACTION SERVICES, INC.
                                    Financial Highlights

                                       (In thousands, except per share data)


                                            Three Months Ended March 31,
                                     -----------------------------------------
                                                     (Unaudited)

                                       1998              1997         % Change
                                     ---------         ---------      --------
Net Operating Revenues               $  82,264         $  90,430           (9%)

Net Income                           $   9,897         $   7,391           34%

Basic Earnings Per Common Share      $    0.36         $    0.27           33%

Diluted Earnings Per Common Share    $    0.36         $    0.27           33%

Basic Weighted Average Common
  Shares Outstanding                    27,249            27,197           --

Diluted Weighted Average Common
  Shares Outstanding                    27,465            27,367           --



SPS TRANSACTION SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME
-------------------------------------------------------------------------------
(In thousands, except per share data)


                                                             Three Months Ended
                                                                  March 31,
                                                            -------------------
                                                              1998       1997
                                                            --------   --------
                                                                (Unaudited)
Processing and service revenues                             $ 68,142   $ 75,309
Merchant discount revenue                                      2,966      3,138
                                                            --------   --------
                                                              71,108     78,447

Interest revenue                                              55,206     64,076
Interest expense                                              17,039     20,382
                                                            --------   --------
  Net interest income                                         38,167     43,694
Provision for loan losses                                     27,011     31,711
                                                            --------   --------
  Net credit income                                           11,156     11,983

NET OPERATING REVENUES                                        82,264     90,430

Salaries and employee benefits                                28,187     29,523
Processing and service expenses                               22,391     28,327
Other expenses                                                16,026     20,541
                                                            --------   --------
  Total operating expenses                                    66,604     78,391
                                                            --------   --------
Income before income taxes                                    15,660     12,039
Income tax expense                                             5,763      4,648
                                                            --------   --------
NET INCOME                                                  $  9,897   $  7,391
                                                            ========   ========

Basic Earnings Per Common Share                             $   0.36   $   0.27

Diluted Earnings Per Common Share                           $   0.36   $   0.27

Basic Weighted Average Common
  Shares Outstanding                                          27,249     27,197

Diluted Weighted Average Common
  Shares Outstanding                                          27,465     27,367
















SPS TRANSACTION SERVICES, INC.

CONSOLIDATED BALANCE SHEETS
-------------------------------------------------------------------------------
(In thousands, except share data)

                                                     March 31,     December 31,
                                                       1998            1997
                                                   ------------    ------------
                                                    (Unaudited)
ASSETS:
  Cash and due from banks                           $   15,384      $   14,730
  Investments held to maturity - at amortized cost      36,896          36,617
  Credit card loans                                  1,169,727       1,295,787
  Allowance for loan losses                            (74,822)        (79,726)
                                                    ----------      ----------
    Credit card loans, net                           1,094,905       1,216,061
  Accrued interest receivable                           14,221          21,847
  Accounts receivable                                   25,666          29,349
  Due from affiliated companies                         16,561           9,921
  Amounts due from asset securitizations                97,715          93,260
  Premises and equipment, net                           31,951          32,895
  Deferred income taxes                                 41,603          43,059
  Prepaid expenses and other assets                     14,851          14,664
                                                    ----------      ----------
TOTAL ASSETS                                        $1,389,753      $1,512,403
                                                    ==========      ==========
LIABILITIES:
  Deposits:
    Noninterest-bearing                             $    4,513      $    6,206
    Interest-bearing                                   540,195         504,088
                                                    ----------      ----------
  Total deposits                                       544,708         510,294
  Accounts payable, accrued expenses and other          78,215          80,283
  Income taxes payable                                  18,215          19,725
  Due to affiliated companies                          474,539         639,066
                                                    ----------      ----------
    Total liabilities                                1,115,677       1,249,368
                                                    ----------      ----------
STOCKHOLDERS' EQUITY:
  Preferred stock, $1.00 par value, 100,000
    shares authorized; none issued or outstanding
  Common stock, $.01 par value, 40,000,000 and
    40,000,000 shares authorized; 27,305,021 and
    27,276,269 shares issued; 27,277,357 and
    27,206,883 shares outstanding at March 31,
    1998 and December 31, 1997, respectively               273             273
  Capital in excess of par value                        81,792          81,586
  Retained earnings                                    192,680         182,845
  Common stock held in treasury, at cost, $.01
    par value, 27,644 and 69,386 shares at
    March 31, 1998 and December 31, 1997,
    respectively                                          (611)         (1,662)
  Stock compensation related adjustments                   (58)             (7)
                                                    ----------      ----------
    Total stockholders' equity                         274,076         263,035
                                                    ----------      ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $1,389,753      $1,512,403
                                                    ==========      ==========





                                   SPS TRANSACTION SERVICES, INC.
                                         STATISTICAL SUMMARY


                                                                    Three Months Ended
                                                            ---------------------------------
                                                            March 31,   March 31, December 31,
                                                              1998        1997       1997
                                                            --------    --------- -----------
                                                                       (Unaudited)
Income Statement Data (thousands)
  Transaction processing services                           $ 22,254    $ 24,462     $ 26,415
  Managed Programs                                            22,765      23,395       21,686
  HSB Programs                                                11,109      14,019       12,769
  Servicing fees on securitized loans                         12,014      13,433        9,563
                                                            --------    --------     --------
    Processing and service revenues                         $ 68,142    $ 75,309     $ 70,433
                                                            ========    ========     ========

Balance Sheet Data (millions)
  End-of-period
    Total loans*                                            $1,749.7    $2,078.4     $1,875.8
    Owned loans                                             $1,169.7    $1,498.4     $1,295.8

  Average
    Total loans*                                            $1,832.5    $2,173.8     $1,832.0
    Owned loans                                             $1,252.5    $1,593.8     $1,252.0

Operating Data (thousands)
  Electronic point-of-sale
    transactions processed                                   113,681     101,882      121,950
  TeleServices service
    minutes processed                                         12,416      17,022       14,848
  TeleServices customer
    contacts processed                                         2,154       2,550        2,685
  Active consumer private label
    accounts(end-of-period)                                    2,898       3,246        3,080
  Active commercial
    accounts(end-of-period)                                    1,003         951          979

Asset Quality
  Average
    Net charge-off % (Total loans)*                              9.7%        8.9%         9.6%
    Net charge-off % (Owned)                                    10.3%        9.1%        10.0%

  End-of-period
    30-89 days delinquency %(Total loans)*                       5.0%        4.7%         5.4%
    30-89 days delinquency %(Owned)                              5.3%        5.0%         5.7%

    90-179 days delinquency %(Total loans)*                      3.9%        3.6%         4.2%
    90-179 days delinquency %(Owned)                             4.2%        3.8%         4.7%

    Allowance for loan losses (Owned)
    (thousands)                                             $ 74,822    $ 84,394     $ 79,726

    Allowance for loan losses % (Owned)                          6.4%        5.6%         6.2%




* Total loans represents both owned and securitized credit card loans.


